Exhibit 4.5

SUBSCRIPTION SUPPLEMENT

This Subscription Supplement (the “Agreement”), containing the terms applicable to the Subscription Document accompanying that certain Confidential Term Sheet of Sunset Brands, Inc., a Nevada corporation (on behalf of itself and any successors or assigns, the “Company”), dated on or about August 6, 2004 (together with any amendments or supplements thereto, the “Term Sheet”), has been incorporated by reference into such Subscription Document.  Each investor should therefore carefully review this Subscription Supplement before signing the Subscription Document.  Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Term Sheet:

1.                                       Subscription for Units.  I subscribe for the number of Units (the “Units”) of the Company set forth in the Subscription Document, priced at $900 per Unit; provided, however, that the Company may accept or reject, in its sole and absolute discretion, all or any part of the subscription.  Unless otherwise agreed by the Company, in its sole discretion, the minimum investment shall be 250 Units ($225,000). I understand that each Unit consists of 1,000 shares of Series A Redeemable Convertible Preferred Stock of the Company (the “Preferred Shares”) and Warrants (the “Warrants”) to purchase 1,000 shares of the Company’s Common Stock (“Common Stock”) having the following exercise prices:  (i) 500 shares at an exercise price of $1.08 per share, (ii) 250 shares at an exercise price of $1.20 per share and (iii) 250 shares at an exercise price of $1.32 per share.  The Warrants shall be exercisable for a period of 5 years following the effective date of the Registration Statement (as defined in Section 13 of this Agreement).

2.                                       Review of Term Sheet; No Other Information.  I have carefully reviewed the Term Sheet in connection with the Offering of Units.  I have been furnished with and have carefully read the documents referenced in the Term Sheet and I am a suitable investor as described in the Term Sheet and the Subscription Document.  I UNDERSTAND AND AGREE THAT THE TERM SHEET IS THE EXCLUSIVE OFFERING DOCUMENT RELATING TO THE OFFERING OF THE UNITS AND THAT I HAVE NOT RECEIVED OR RELIED UPON ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED IN THE TERM SHEET OR EXPLICITLY INCORPORATED THEREIN BY REFERENCE.

3.                                       Irrevocability of Subscription.  I agree to pay for the Units in the manner set forth in the Subscription Document.  I agree that this subscription is and shall be irrevocable, but my obligations hereunder will terminate if this subscription is not accepted by the Company.

4.                                       Illiquid Investment.  I understand that investment in the Units and underlying securities is an illiquid investment.  In particular, I recognize that:

(a)                                  I must bear the economic risk of investment in the Units and underlying securities for an indefinite period of time since the Units and underlying securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and a favorable opinion of counsel for the Company to that effect is obtained (if requested by the Company);

(b)                                 No established market will exist and it is possible that no public market for the Units or the underlying Warrants, Preferred Shares or Common Stock will ever develop.

5.                                       Consent to Legends.  I consent to the affixing by the Company of such legends on certificates representing the Preferred Shares and Warrants comprising the Units (and the Common Stock into which the Preferred Shares and Warrants may be converted) as any applicable federal or state securities law may require from time to time.

6.                                       Subscriber’s Representations and Warranties.  I represent and warrant to the Company that:

(a)                                  The financial information provided in the Subscription Document is complete, true and correct;

(b)                                 I and my investment advisors, if any, have carefully reviewed and understand the risks of, and other considerations relating to, a purchase of Units and underlying securities, including, but not limited to, the risks set forth under “Risk Factors” in the Term Sheet;

(c)                                  I and my investment advisors, if any, have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information set forth in the Term Sheet and have had all inquiries to the Company answered, and have been furnished all requested materials, relating to the Company and the Offering and sale of the Units necessary to verify the accuracy of the information contained in the Term Sheet;

(d)                                 In making any investment decision, neither I nor my investment advisors, if any, have been furnished or relied upon any Offering literature by the Company or any of its affiliates, associates or agents, or any other person, other than the Term Sheet, and the documents referenced therein.

(e)                                  I am acquiring the Units for which I am subscribing for my own account, as principal, for investment and not with a view to the resale or distribution of all or any part of the Units or underlying securities;

(f)                                    The undersigned, if a corporation, partnership, trust or other form of business entity, (i) is authorized and otherwise duly qualified to purchase and hold the Units and underlying securities, (ii) has obtained such additional tax and other advice that it has deemed necessary, (iii) has its principal place of business at its address set forth in this Subscription Document, and (iv) has not been formed for the specific purpose of acquiring the Units (although this may not necessarily disqualify the subscriber as a purchaser).  The persons executing the Subscription Document, as well as all other documents related to the Offering of Units contemplated by the Term Sheet (the “Offering”), represent that they are duly authorized to execute all such documents on behalf of the entity.  (If the undersigned is one of the aforementioned entities, it agrees to supply any additional written information that may be required.);

(g)                                 All of the information which I have furnished to the Company or which is set forth in the Subscription Document (including this Subscription Supplement) is correct and complete as of the date of the Subscription Document.  If any material change in this information should occur prior to my subscription being accepted, I will immediately furnish the revised or corrected information;

(h)                                 I further agree to be bound by all of the terms and conditions of the Offering described in the Term Sheet; and

(i)                                     I am the only person with a direct or indirect interest in the Units subscribed for by the Subscription Document or the securities underlying the Units.

7.                                       Certification of Information.  I certify, to the best of my information and belief, that the above information that I have supplied is true and correct in all material respects.

8.                                       Indemnification of Company.  I agree to indemnify and hold harmless the Company, any broker-dealer retained by the Company in connection with the Offering and sale of Units, and each of their respective officers, directors, agents, attorneys, accountants and affiliates from and against all damages, losses, costs and expenses (including reasonable attorneys’ fees) that they may incur by reason of the failure of the undersigned to fulfill any of the terms or conditions of this Subscription Supplement or the Subscription Document, or by reason of any breach of the representations and warranties made by the undersigned herein or in the undersigned’s related Subscription Document, or in any document provided by the undersigned to the Company.

9.                                       Nontransferability of Subscription.  This subscription is not transferable or assignable by me without the written consent of the Company.

10.                                 Subscribers’ Joint and Several Liability.  If more than one person is executing the Subscription Document, the obligations of each shall be joint and several and the representations and warranties contained in this Subscription Supplement and related Subscription Document shall be deemed to be made by, and be binding upon, each of these persons and his or her heirs, executors, administrators, successors and assigns.

11.                                 Successors and Assigns.  This subscription, upon acceptance by the Company, shall be binding upon my heirs, executors, administrators, successors and assigns.

12.                                 Governing Law.  This Subscription Supplement and related Subscription Document shall be construed in accordance with and governed in all respects by the laws of the State of California; provided, however, that the corporations code of the State of Nevada (Chapter 78 of the Nevada Revised Statutes) shall govern with respect to corporate governance of the Company and the other matters set forth in such statute.

13.                                 Registration Rights.  I acknowledge and agree that I will have the following registration rights with respect to the shares of Common Stock underlying the Preferred Shares and Warrants purchased by me as part of the Units in the Offering:

(a)                                  Registration.  Within sixty (60) days following consummation of the Mergers referenced in the Term Sheet, the Company will file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“Commission”).  The Company will cause all shares of Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrants issued as part of the Units (collectively, the “Shares”) to be included in the Registration Statement, to the extent necessary to permit the legally permissible sale or other disposition of Shares by the Investor. Notwithstanding anything to the contrary contained in this Agreement, all Shares issued (or issuable upon exercise or conversion) to the Investor will be included in the Registration Statement unless the Investor gives written notice (the “Exclusion Request”) to the Company within thirty (30) days following completion of the Mergers of such Investor’s desire to have the Company exclude all or a potion of such Investor’s Shares.

(b)                                 Underwritten Offering.  If the registration is for a public offering involving an underwriting, Company will so advise Investor as a part of its written notice.  In such event, the right of Investor to registration pursuant to this Section is conditioned upon Investor’s participation in the underwriting and the inclusion of Investor’s Shares in the underwriting to the extent provided herein.  Investor will enter into (together with Company and the other shareholders distributing their securities through the underwriting) an underwriting agreement with the underwriter or underwriters selected by

Company for the underwriting provided that the underwriting agreement is in customary form and is reasonably acceptable to holders of a majority of the Shares.

(c)                                  Cut Back at Request of Underwriter.  Notwithstanding any other provision of this Section, if the managing underwriter of an underwritten distribution advises Company and Investor in writing that in its good faith judgment the number of Shares and the other securities requested to be registered exceeds the number of Shares and other securities which can be sold in the Offering, then (i) the number of Shares and other securities so requested to be included in the Offering will be reduced to that number of Shares which in the good faith judgment of the managing underwriter can be sold in the Offering, and (ii) the reduced number of Shares will be allocated among all participating investors (including Investors) in proportion, as nearly as practicable, to the respective number of Shares and other securities held by (including shares, issuable upon conversion or exercise of Preferred Shares or Warrants) Investor and other holders at the time of filing the Registration Statement in relation to the total number of share of Common Stock outstanding on a fully diluted basis.  All Shares and other securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation and all other Shares not originally requested to be so included will not be included in the registration and will be withheld from the market by Investor for a period, not to exceed 180 days, which the managing underwriter reasonably determines is necessary to effect the underwritten public Offering.

(d)                                 Registration Procedures.  In connection with the registration of Shares, Company, at its expense, will:

i.                                          In accordance with the Securities Act and all applicable rules and regulations, prepare and file with the Commission the Registration Statement on Form S-1, S-2, S-3, SB-2, or S-4 (or any successor form which is intended to replace, or to apply to similar transactions as, such forms) or such other form as the Company may reasonably determine, with respect to the Shares, and use its commercially reasonable efforts to cause the Registration Statement to become effective;

ii.                                       If the Offering is to be underwritten in whole or in part, enter into a customary written underwriting agreement in form and substance reasonably satisfactory to the managing underwriter of the public Offering;

iii.                                    Furnish to Investor and the underwriters of the Shares being registered such number of copies of the Registration Statement and each amendment and supplement thereto, preliminary prospectus, final prospectus and such other documents as the underwriters and Investor may reasonably request in order to facilitate the public Offering of the securities;

iv.                                   Use its commercially reasonable efforts to register or qualify the securities covered by the Registration Statement under such state securities or blue sky laws of such jurisdictions as the Investor may reasonably request within 45 days of notice of intention to file the Registration Statement, except that Company will not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

v.                                      Prepare and file with the Commission, and notify Investor of the filing of, such amendments or supplements to the Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the securities is required to be delivered under the Securities Act, any event has occurred as the result of which the prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

vi.                                   In case Investor or any underwriter for Investor is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations of the Commission, prepare upon request such amendments or supplements to such Registration Statement and such prospectus as may be necessary in order for the prospectus to comply with the requirements of the Securities Act and such rules and regulations; and

vii.                                Advise Investor, after it receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if a stop order should be issued.

(e)                                  Expenses.

i.                                          With respect to each inclusion of Shares in a Registration Statement pursuant to this Agreement, Company will bear all fees, costs and expenses of and incidental to the registration and the public Offering in connection therewith; provided, however, that Investor will bear its pro rata share of any underwriting discounts and/or commissions.

ii.                                       The fees, costs and expenses of registration to be borne as provided in this Section, include, without limitation, all registration, filing and NASD fees, exchange fees (if any), printing expenses, fees and disbursements of accountants and counsel for Company (but excluding any fees or disbursements of counsel for Investor), fees and disbursements of counsel for the underwriter or underwriters of such securities (if Company and/or selling security shareholders are otherwise required to bear such fees and disbursements).

(f)                                    Failure to File Registration Statement.  The Company and the Investor agree that the Investor will suffer damages if the Registration Statement described in Section 13(a) (the “Registration Statement”) is not filed within 60 days following consummation of the Mergers referenced in the Term Sheet (the “Target Filing Date”).  The Company and the Investor further agree that it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, if the Investor gives notice of an intention to participate in the registration within the time frame specified in Section 13(a) above and the Registration Statement is not filed on or prior to the Target Filing Date, the Company shall pay in cash or in shares of Common Stock (at the Investor’s option) as liquidated damages for such failure and not as a penalty to the Investor an amount equal to two percent (2%) of the purchase price the Investor paid for the Units purchased by such Investor (the ”Purchase Price”) for each 30-day period following the Target Filing Date until the Registration Statement has been filed with the Commission, which shall be pro rated for such periods less than 30 days (the “Late Filing Damages”).  Payments to be made to the Investor pursuant to this Section 13(f) shall be due and payable within five (5) business days of any written demand therefor by the Investor, but in no event more than once during any 30-day period.  The parties agree that the Late Filing Damages represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that may be incurred by the Investor if the Registration Statement is not filed on or prior to the Target Filing Date. If Investor elects to be paid the Late Filing Damages in shares of Common Stock, such shares of Common Stock shall be valued at the average closing price of a share of Common Stock on the applicable trading market for the Common Stock for the 5-trading-day period immediately preceding the date of demand of such Late Filing Damages.  Notwithstanding anything to the contrary contained in this Agreement, (i) nothing herein shall entitle the Investor to any fees or damages in the event the Company is unable to cause the Registration Statement to be declared effective by the Commission or any applicable state securities law authority, and (ii) Investor shall not be entitled to receive any Late Filing Damages with respect to any Shares for which the Investor gives an Exclusion Request.

(g)                                 Indemnification.

i.                                          Company will indemnify and hold harmless pursuant to the provisions of this Agreement, Investor and each of Investor’s officers, directors, partners, legal counsel and accountants, and each person who controls Investor within the meaning of the Securities Act and any underwriter (as defined in the Securities Act) for Investor, and any person who controls such underwriter within the meaning of the Securities Act, from and against, and to reimburse Investor, its officers, directors, partners, legal counsel, accountants and controlling persons and each underwriter and controlling person of such underwriter with respect to, any and all claims, actions (actual or threatened), demands, losses, damages, liabilities, costs and expenses to which Investor, its officers, directors, partners, legal counsel, accountants or controlling persons or any such underwriter or controlling person of such underwriter may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, .liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made; provided, however, that Company will not be liable in any such case to the extent that any claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by Investor, such underwriter or such controlling person specifically for use in the preparation thereof.

ii.                                       Investor will indemnify and hold harmless Company, its officers, directors, legal counsel and accountants, any underwriter and each person who controls Company or any underwriter within the meaning of the Securities Act, from and against, and agrees to reimburse Company, its officers, directors, legal counsel, accountants and controlling persons, any underwriter with respect to, any and all claims, actions, demands, losses, damages, liabilities, cots or expenses to which Company, its officers, directors, legal counsel, accountants, such controlling persons, or any underwriter may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto or are caused by the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by Investor specifically for use in the preparation thereof.  Notwithstanding the foregoing, Investor will not be obligated hereunder to pay more than the net-proceeds realized by it upon its sale of Shares included in such Registration Statement.

(h)                                 Restrictions.  Shares will only be treated as registrable securities if and so long as they (i) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Shares are removed upon the consummation of such sale.  In addition, any right to have Shares registered and any obligation of the Company to effect or maintain such registration shall terminate at such time as the Shares may be sold in reliance on Rule 144 of the Securities Act.

(i)                                     Information.  Investor will furnish Company with such information with respect to Investor and the Shares as Company may from time to time reasonably request in writing and as may be required by law or by the Commission.  In the event Investor fails or refuses to provide such requested information in a timely manner (which determination shall be made by the Company in its sole reasonable discretion), the Company shall have the right to exclude such Investor’s Shares from the Registration Statement.

(j)                                     Shell as Successor.  Investor understands and agrees that upon completion of the Mergers described in the Term Sheet, Investor will become a securityholder of Shell and the Company will become a wholly-owned subsidiary of the Shell.  Accordingly, upon completion of the Merger, the obligations of the Company pursuant to this Section 13 and Section 14 hereinafter shall become the obligation of the Shell (for purposes of this Agreement the term “New Sunset” is sometimes used to refer to the Shell following completion of the Mergers).

14.                                 Anti-Dilution.  Notwithstanding anything to the contrary contained in this Agreement, in the event that at any time following completion of the Mergers, New Sunset, as successor to the Company, sells shares of its Common Stock (or securities convertible into shares of its Common Stock) at a price lower than $0.90 per share, calculated on an as-converted basis (the “Reduced Issue Price”), subject to proportionate adjustment for stock splits, recapitalizations and similar events, at any time prior to the earlier of (i) one year following the closing of the Mergers or (ii) the expiration of one hundred eighty (180) days from the effective date of the Registration Statement, then (a) the Company shall issue additional Preferred Shares to the Investor so that the purchase price per share paid by the Investor (calculated by dividing (1) the aggregate purchase price paid for the Units by the Investor by (2) the aggregate number of shares of Common Stock issued or issuable upon conversion of the Preferred Shares purchased by the Investor as part of the Units plus the number of additional shares of Common Stock issuable upon conversion of the Preferred Stock to be issued in accordance with this paragraph equals the Reduced Issue Price, and (b) the exercise price of the Warrants will be proportionately reduced.  Solely by way of example, if New Sunset sells shares of Common Stock at $.80 per share, the Warrant exercise prices would be adjusted to equal $.96, $1.07 and $1.17, respectively.  Notwithstanding the foregoing, no adjustment shall be made in accordance with this Section 14 as a result of (A) any issuance or exercise of options, warrants or restricted shares to employees, directors, consultants or advisors to Company or New Sunset pursuant to the terms of any compensation plan or arrangement approved by the Board of Directors of the Company or New Sunset, (B) securities issued in connection with any bona fide acquisition by the Company or New Sunset (including any assumption of options or other convertible securities resulting from any acquisition of another company by merger or exchange of securities), (C) any issuance or exercise of securities, options or warrants issued to suppliers, distributors or retailers as compensation, payment for goods or services or in order to induce such persons or entities to do or continue to do business with the Company or New Sunset, or (D) securities issued upon the exercise or conversion of options or warrants outstanding immediately following completion of the Mergers. Notwithstanding anything to the contrary contained in this Agreement, any adjustment contemplated by this Section 14 may be waived by consent of Holders owning of majority of the aggregate number of Preferred Shares issued as part of the Units (with respect to adjustment to the number of Preferred Shares) or Holders owning a majority of the Warrants issued as part of the Units (with respect to adjustments to the Warrant exercise prices).

15.                                 Arbitration; Venue.  Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated hereby shall be finally settled by arbitration conducted in accordance with the provisions of this Section 15.  The arbitration shall be conducted and the arbitrator chosen in accordance with the rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Company and Investor.  The seat of the arbitration shall be in Los Angeles, California.  Each of the Company and Investor hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.  The arbitral award shall be in writing and shall be final and binding on each of the Company and Investor.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.  Investor acknowledges and agrees that by agreeing to the provisions of this Section 15 Investor is waiving any right that Investor may have to a jury trial with respect to the resolution of any dispute under this Agreement.

16.                                 Approval of Merger; Proxy.  By virtue of Investor’s purchase of the Preferred Shares in accordance with the terms and conditions of this Agreement and the Subscription Document, the Investor will be deemed to have consented to and approved the terms of the Merger as a stockholder of the Company by written consent pursuant to the provisions of the Nevada Revised Statutes and, as a result, will have no dissenter’s or similar rights in connection with the Merger.  In connection with any required action by shareholders of the Company in connection with the Merger, the Investor hereby irrevocably appoints Todd Sanders, Sunset’s President and Chief Executive Officer (the “Proxyholder”), as proxy and attorney-in-fact of the Investor, with full power of substitution and resubstitution, to vote (by attendance at a meeting of shareholders or by written consent) all Preferred Shares standing in the name of the Investor in accordance with the complete and absolute discretion of Proxyholder, solely with respect to any vote or written consent with respect to the Merger.  The proxy granted hereby is irrevocable, is coupled with an interest and is granted as a condition to the Company’s acceptance of any subscription of the Investor.  The proxy described herein shall terminate and be of no further force and effect upon completion of the Merger.

17.                                 Additional Covenants.  Following consummation of the Mergers, consent of holders of a majority of the outstanding Series A Redeemable Convertible Preferred Stock of New Sunset (the “New Sunset Preferred Shares”) issued in exchange for the Preferred Shares in connection with the Mergers, voting as a single class, will be required in connection with the following transactions:

(a)                                  a merger or consolidation of the Company (which, for purposes of this Section 17, shall be deemed to refer to New Sunset for any period following consummation of the Mergers) into or with any other corporation which results in shareholders of the Company immediately prior to such merger or consolidation owning less than fifty percent (50%) of the outstanding voting stock of the entity surviving such merger or consolidation (or, if the merger or consolidation is with a wholly-owned subsidiary of another entity, the outstanding voting stock of such parent entity);

(b)                                 a sale, transfer or other disposition (which for purposes of clarification excludes sales of inventory as well as any sales, transfers or dispositions made in the ordinary course of business) in any transaction or series of related transactions of assets having a fair market value in excess of 25% of the fair market value of the Company’s consolidated assets;

(c)           a payment of any dividends (other than dividends payable in shares of the Company’s Common Stock for which an adjustment to conversion ratio of the New Sunset Preferred Shares is made) on or the repurchase of any shares of Company Common Stock, except for repurchases from employees pursuant to the Company’s contractual call rights or rights of first refusal, if applicable;

(d)                                 any increase or decrease in the number of authorized shares of New Sunset Preferred Shares;

(e)           the issuance of capital stock having equal or superior rights to the rights of the New Sunset Preferred Shares or any alteration or change to the rights, preferences or privileges of any series of capital stock other than changes that would not have a material adverse effect on the relative rights, preferences and privileges of the New Sunset Preferred Shares;

(f)                                    any transaction with senior management or other affiliates, except for arms-length employment or services agreements and related compensation arrangements, transactions made on terms and conditions that are at least as favorable to the Company as those that would be available in an arms-length transaction with a third party; and

(g)                                 the incurring of any indebtedness or lease obligations (other than working capital loans, refinancing of existing debt, indebtedness incurred in connection with an acquisition of the assets or ownership of another business, equipment leases and other transactions entered into in the ordinary course of business) other than obligations that, in the aggregate, do not exceed $250,000.

Notwithstanding anything to the contrary set forth above, the approval rights described above shall terminate (i) at such time as there are less than 1,000,000 shares of New Sunset Preferred Shares outstanding, (ii) by written consent or vote of holders of at least fifty percent (50%) of the then-outstanding New Sunset Preferred Shares, and (iii) with respect to any New Sunset Preferred Shares that are sold or transferred to a third-party that is not an affiliate of or owned and controlled by the transferring Investor and, at the Company’s option, any such shares shall be excluded from the outstanding New Sunset Preferred Shares for purposes of calculating whether a majority of the New Sunset Preferred Shares has given its approval.